Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-38926, 333-83321, 333-83325, 333-83327, 333-73664, 333-100003, 333-106057, 333-106058, 333-120154, 333-135487, 333-149762, 333-157616, 333-162793 and Form S-3 Nos. 333-139205 and 333-162794) of Art Technology Group, Inc. of our reports dated February 1, 2010, with respect to the consolidated financial statements of Art Technology Group, Inc., and the effectiveness of internal control over financial reporting of Art Technology Group, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2009.

/s/ Ernst & Young LLP

Boston, Massachusetts
February 1, 2010